Exhibit 10.1

Participant Name (“Executive”): Robert Mehrabian
Date of Grant: December 20, 2016
Total Award: 16,045

RESTRICTED STOCK UNIT AGREEMENT

December 20, 2016

The parties to this Restricted Stock Unit Agreement (this “Agreement”) are Teledyne Technologies Incorporated, a Delaware corporation (the “Company”) and Robert Mehrabian (the “Executive”).

WITNESSETH:

WHEREAS, the Company has adopted the Teledyne Technologies Incorporated 2014 Incentive Award Plan (the “Plan”), which is administered by the Personnel and Compensation Committee (the “Committee”) of the Board of Directors of the Company;

WHEREAS, the Executive is employed by the Company; and

WHEREAS, pursuant to Article 9 of the Plan, the Committee has determined to grant to the Executive a one-time special Award of Restricted Stock Units as provided herein (the “Award”) to retain the Executive and encourage the Executive’s efforts toward the continuing long-term success of the Company, and its Subsidiaries;

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.    RESTRICTED STOCK UNITS

1.1    Grant of Restricted Stock Units.

(a)    Effective as of the date of this Agreement, the Company hereby grants to the Executive in respect of employment services provided by the Executive to the Company, an Award of 16,045 Restricted Stock Units. The Restricted Stock Units granted pursuant to the Award shall be subject to the Executive providing evidence of the Executive’s acceptance of this Agreement (or the Executive’s estate, if applicable) to the Company. Subject to Section 1.4 of this Agreement, each Restricted Stock Unit represents the right to receive one (1) share of Common Stock at the time and in the manner set forth in Section 1.5 hereof.

(b)    This Agreement shall be construed in accordance and consistent with, and is subject to, the provisions of the Plan (the provisions of which are hereby incorporated by reference), as well as any and all determinations, policies, instructions, interpretations, rules, etc., of the Committee in connection with the Plan (the “Rules”). The Company reserves the right to amend the Plan and any Rules at any time in its sole discretion, subject to the approval of the Committee. The Executive hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

1.2    Restrictions.

The Restricted Stock Units granted pursuant to this Agreement may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated except as specifically provided hereunder or pursuant to the Plan. Any attempt to dispose of Restricted Stock Units or any interest therein in a manner contrary to the restrictions set forth in this Agreement or the Plan shall be null, void and ineffective.

1.3    Vesting.

(a)    Except as otherwise provided in this Agreement, the Restricted Stock Units granted pursuant to this Award shall vest in annual one third installments (the “Installments”) as follows:

(i)    5,349 Restricted Stock Units granted pursuant to the Award shall vest on December 20, 2017;

(ii)     5,348 Restricted Stock Units granted pursuant to the Award shall vest on December 20, 2018; and

(iii)    5,348 Restricted Stock Units granted pursuant to the Award shall vest on December 20, 2019.

(b)    Notwithstanding any other provision of this Agreement, if (i) the Executive’s employment with the Company terminates for any reason, whether the Executive’s employment is terminated by the Executive or the Company, with or without just cause, except as otherwise provided in Paragraph 1.3(c), or (ii) there occurs a material breach of this Agreement by the Executive, none of the unvested Restricted Stock Units granted under this Agreement shall vest and such unvested Restricted Stock Units shall be forfeited and shall revert to the Company. For clarity, for the purposes of this Agreement, the date of such termination or cessation of the Executive’s employment with the Company shall be the date upon which the Executive’s employment actually ceased without regard to any period of notice of termination of employment to which the Executive may be entitled. No Installment of the Restricted Stock Unit shall vest if the Executive fails to meet the tax withholding obligations described in Paragraph 1.6.

(c)    If the Executive’s employment with the Company terminates due to the Executive’s death or disability (as determined in the sole discretion of the Committee), all unvested Restricted Stock Units shall immediately vest in full. Notwithstanding the foregoing, no Restricted Stock Unit shall vest if the Executive fails to meet the tax withholding obligations described in Paragraph 1.6.

1.4    Forfeiture of Award

Except as otherwise provided in this Agreement, any and all Restricted Stock Units that do not vest in accordance with Section 1.3 shall be forfeited and shall revert to the Company.

1.5    Satisfaction of Award

(a)    In order to satisfy Restricted Stock Units upon the vesting of any portion of the Award pursuant to this Agreement, the Company shall deliver to the Executive the number of shares of Common Stock to which the Executive is entitled pursuant to this Agreement, subject to any applicable withholding tax.

(b)    The aggregate number of shares of Common Stock issued by the Company at any particular time pursuant to this Agreement shall correspond to the number of Restricted Stock Units that become vested on the Installment vesting date, with one (1) Restricted Stock Unit corresponding to one (1) share of Common Stock, subject to any withholding as may be required under this Agreement, notwithstanding any delay between the vesting date and the settlement date. Fractional shares of Common Stock will not be issued and will be rounded to the nearest whole share of Common Stock. The number and kind of shares to be issued pursuant to this Agreement shall be appropriately adjusted to prevent dilution or enlargement of rights by reason of any stock dividend, stock split, combination or exchange of shares, recapitalization, merger, consolidation or other change in capitalization with a similar substantive effect upon each Restricted Stock Unit or the shares issuable in satisfaction of each Restricted Stock Unit. Until such time as shares of Common Stock are issued in satisfaction of a Restricted Stock Unit, as provided hereunder, the Executive shall not be deemed for any purpose to be a stockholder of the Company in respect of any shares as to which the Restricted Stock Unit relates.

(c)    The Company will satisfy its obligations to deliver Common Stock under this Agreement on each vesting date or as soon as administratively practicable but no later than the later of (a) December 31 of the year in which the Installment vesting date occurs or (b) sixty (60) days after such vesting date. Notwithstanding the foregoing, with respect to Restricted Stock Units that become vested (other than as a result of the Executive’s death), if the Executive is a “specified employee” within the meaning of Section 409A of the Code as of the date upon which the Executive’s employment with the Company terminates and settlement of such Restricted Stock Units is required to be delayed pursuant to Section 409A(a)(2)(B)(i) of the Code, then the Company shall satisfy its obligations to deliver Common Stock under this Agreement by the later of (i) the date otherwise required by this Agreement or (ii) the first business day of the calendar month following the date which is six (6) months after the date upon which the Executive’s employment terminates.

1.6    Withholding/Responsibility for Taxes.

Regardless of any action the Company takes with respect to any or all income tax (including foreign, federal, state and local taxes), social insurance, payroll tax, payment on account or other tax-related items related to Executive’s participation in the Plan and legally applicable to him or her (“Tax-Related Items”), Executive acknowledges that the ultimate liability for all Tax-Related Items legally due by Executive is and remains his responsibility and may exceed the amount actually withheld by the Company. Executive further acknowledges that the Company (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including the grant of the Restricted Stock Units, the vesting of the Restricted Stock Units, the conversion of the Restricted Stock Units into shares of Common Stock or the receipt of a cash payment, the subsequent sale of any shares of Common Stock acquired at vesting and the receipt of any dividends or dividend equivalents; and (ii) do not commit to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Executive’s liability for the Tax-Related Items.
Prior to any relevant taxable or tax withholding event (“Tax Date”), as applicable, Executive will pay or make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items. In this regard, Executive authorizes the Company or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (A) accept a cash payment in U.S. dollars in the amount of the Tax-Related Items, (B) withhold whole shares of Common Stock which would otherwise be delivered to Executive having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash from Executive’s wages or other cash compensation which would otherwise be payable to Executive by the Company or from any equivalent cash payment received upon vesting of the Restricted Stock Units, equal to the amount necessary to satisfy any such obligation, (C) withhold from proceeds of the sale of shares of Common Stock acquired upon issuance of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on Executive’s behalf pursuant to this authorization), or (D) a cash payment to the Company by a broker-dealer acceptable to the Company to whom Executive has submitted an irrevocable notice of sale.
To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, Executive is deemed to have been issued the full number of shares of Common Stock due to him or her at vesting, notwithstanding that a number of shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Executive’s participation in the Plan. Finally, Executive shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of Executive’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue shares of Common Stock to the Executive if Executive fails to comply with his obligations in connection with the Tax-Related Items as described herein.
1.7    Change in Control. Notwithstanding any provision of this Agreement to the contrary, in the event of a Change in Control of the Company prior to December 20, 2019, all of the Restricted Stock Units (not otherwise forfeited prior to the Change in Control) shall immediately vest.

1.8    Committee’s Discretion. Notwithstanding any provision of this Agreement to the contrary, the Committee shall have discretion to adjust or waive any restrictions or conditions with respect to all or a portion of the Restricted Stock Units at any time.

1.9    Defined Terms. Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Plan. Except as expressly elsewhere in this Agreement, for purposes of this Agreement, the capitalized terms set forth below shall have the following meanings:

“Fair Market Value” means, on any date, the closing sales price of a share of Common Stock, as reported on the Composite Tape for the New York Stock Exchange Listed Companies on such date or, if there were no sales on such date, on the last date preceding such date on which a sale was reported.

2.    REPRESENTATION OF THE EXECUTIVE

The Executive hereby represents to the Company that the Executive has read and fully understands the provisions of this Agreement and the Plan and his decision to receive the Award is completely voluntary.

3.    NOTICES

All notices or communications under this Agreement shall be in writing, addressed as follows:

To the Company:

Teledyne Technologies Incorporated
1049 Camino Dos Rios
Thousand Oaks, CA 91360
Attention: Senior Vice President, General Counsel, Chief Compliance Officer         and Secretary

To the Executive:

Robert Mehrabian
578 W. Potrero Road
Thousand Oaks, CA 91361

Any such notice or communication shall be (a) delivered by hand (with written confirmation of receipt) or sent by a nationally recognized overnight delivery service (receipt requested) or (b) be sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in writing from time to time), and the actual date of receipt shall determine the time at which notice was given.

4.	ASSIGNMENT; BINDING AGREEMENT

The Company may assign any of its rights and obligations under this Agreement without the consent of the Executive. This Agreement shall inure to the benefit of and be binding upon any successors and assigns of the Company. This Agreement shall inure to the benefit of the Executive’s legal representatives. All obligations imposed upon the Executive and all rights granted to the Company under this Agreement shall be binding upon the Executive’s heirs, executors, administrators and successors.

5.    ENTIRE AGREEMENT

This Agreement represents the entire agreement of the parties with respect to the subject matter hereof. The provisions of the Plan and any Rules, and as they may be amended from time to time, are incorporated in this Agreement in their entirety. In the event of any conflict between the provisions of this Agreement and the Plan or any Rules, the provisions of the Plan or the Rules, as the case may be, shall control. The Agreement may be amended at any time by written agreement of the parties hereto; provided, however, that the Committee shall have the authority to amend this Agreement in any respect that it deems appropriate in its sole discretion.

6.	GOVERNING LAW

The Plan and the Agreement hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof.

7.	SEVERABILITY

If, for any reason, any provision of this Agreement is held to be prohibited or invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, but such provision shall be interpreted to accomplish the objectives of such provision as originally written to the fullest extent permitted by law, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

8.	NO RIGHT TO CONTINUED EMPLOYMENT OR PARTICIPATION; EFFECT ON OTHER PLANS

This Agreement shall not confer or be deemed to confer upon the Executive employment with any of the Company or any of its Subsidiaries. Further, this Agreement shall not confer upon the Executive any right with respect to continuance of employment with the Company or continuance of participation under the Plan, nor shall it interfere in any way with the right of the Company to terminate the Executive’s employment at any time. Income realized by the Executive pursuant to this Agreement shall not be included in the determination of benefits under any benefit plan of the Company in which the Executive may be enrolled or for which the Executive may become eligible unless otherwise specifically determined by resolution of the Board.

9.    LABOR LAW ACKNOWLEDGMENT

In accepting the grant of the Award, Executive acknowledges the following:

(a)
This Award shall not confer on any person any legal or equitable right (other than those rights constituting the Restricted Stock Units themselves) against the Company and/or any Affiliates directly or indirectly or give rise to any cause of action at law or in equity against the Company and/or any Affiliates.

(b)
By acknowledging and accepting this Award, the Executive agrees that the granting of this Award is completely at the discretion of the Committee pursuant to the Plan, that the Executive does not expect that future Awards will be granted under the Plan, or any other plan, and that he waives any claim for losses under the Award Agreement of the Plan in connection with termination of employment.

(c)	The Award is non-transferrable and non-assignable.

i.	The Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time.

ii.
The grant of this Award is voluntary and occasional and does not create any contractual or other right to receive future grants of awards, or benefits in lieu of awards, even if awards have been granted repeatedly in the past.

iii.	Executive is voluntarily participating in the Plan.

iv.
This Award is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or its Affiliates (including, as applicable, Executive’s employer) and which is outside the scope of Executive’s employment contract, if any.

v.
This Award is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

vi.	The future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty.

vii.
For the purposes of this Award Agreement, termination of service shall be the last day of active service provided by Executive to Company or one of its Affiliates and such period shall not be extended by any notice of termination or similar period including any period of garden leave.

11.    EFFECTIVE DATE
This Award Agreement shall be deemed to be effective as of December 20, 2016.

12.    IMPOSITION OF OTHER REQUIREMENTS
The Company reserves the right to impose other requirements on Executive’s participation in the Plan, on the Award and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with any applicable law or facilitate the administration of the Plan. Executive agrees to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Furthermore, Executive acknowledges that the laws of the country in which Executive is working at the time of grant, vesting or the sale of shares of Common Stock received pursuant to this Award (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject Executive to additional procedural or regulatory requirements that Executive is and will be solely responsible for and must fulfill.
13.    NO STRICT CONSTRUCTION

No rule of strict construction shall be implied against the Company, the Committee or any other person in the interpretation of any of the terms of the Plan, Rules, this Agreement or any rule or procedure established by the Committee.

14.    USE OF THE WORD “EXECUTIVE”

Wherever the word “Executive” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Restricted Stock Units may be transferred by will or the laws of descent and distribution, the word “Executive” shall be deemed to include such person or persons.

15.    FURTHER ASSURANCES

The Executive agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of this Agreement, the Plan and any Rules.

16.    CLAWBACK POLICY

The Award shall be subject to the provisions of any claw-back policy implemented by the Company, as contemplated by the Plan, including, without limitation, the Executive Compensation Recoupment (Clawback) Policy adopted on February 25, 2014 or any successor policy.

IN WITNESS WHEREOF, the parties have duly executed this Agreement, as of the day and year first written above.

TELEDYNE TECHNOLOGIES INCORPORATED

By:	/s/ Charles Crocker
Title:	Charles Crocker Chairman, Personnel and Compensation Committee

EXECUTIVE

/s/ Robert Mehrabian
Robert Mehrabian